Exhibit 99.1

Theriva™ Biologics Announces Presentation Describing Next Generation Oncolytic Adenovirus
VCN-12 at the 32nd Annual Congress of the European Society of Gene & Cell Therapy (ESGCT)

- Preclinical data for VCN-12, the next candidate from Theriva’s VCN-X discovery program, highlight a novel mechanism of action with the potential to significantly improve antitumor effects -

- Pre-ESGCT meeting monograph includes preclinical data demonstrating the feasibility of VCN-01 intracranial administration for the potential treatment of brain tumors -

Rockville, MD, October 06, 2025 – Theriva™ Biologics (NYSE American: TOVX), (“Theriva” or the “Company”), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced an upcoming presentation at the 32nd Annual Congress of the European Society of Gene & Cell Therapy (ESGCT), to be held in Seville, Spain from 7-10 October 2025.

Co-founder of VCN Biosciences S.L. (now Theriva Biologics S.L.) Dr. Ramón Alemany - Head of the Immunotherapy and Virotherapy Group at the ProCURE Program of the Catalan Institute of Oncology (ICO) and the Oncobell Program of the Biomedical Research Institute of Bellvitge (IDIBELL) in Barcelona - will present new mechanistic and preclinical data for VCN-12, a next generation oncolytic adenovirus selected from Theriva’s VCN-X discovery program. VCN-12 is derived from lead clinical product VCN-01 (zabilugene almadenorepvec) and is armed with additional transgenes designed to improve tumor cell lysis, enhance stroma degradation, and augment the antitumor immune response.

•	Title: “Cancer Virotherapy with Armed Oncolytic Adenoviruses”
•	Presentation #: INV16
•	Date and time: Wednesday 08 October 2025, 08:30 am CEST
•	Session: 3b Virotherapy and Cancer Gene Therapy
•	Location: Room Parallel B, Seville Exhibition and Conference Centre (Fibes), Seville, Spain

In addition to the scheduled presentation on VCN-12, a recently-published pre-ESGCT meeting monograph details the results of a preclinical study conducted by investigators at the University of Navarra evaluating the intracranial administration of VCN-01 for the potential treatment of brain tumors. The authors highlight the urgent need to develop new and improved therapies for brain cancers and conclude that their findings “provide a strong rationale for its [VCN-01] further development as a therapeutic option for patients with brain tumors” (Palacios-Alonso D et al. (2025) Toxicity and Biodistribution of the Oncolytic Virus VCN-01 Following Intracranial Injection in Syrian Hamsters. Hum Gene Ther. 36(17-18):1237-1247. doi: 10.1177/10430342251372091).

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company’s subsidiary Theriva Biologics, S.L. , has been developing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead clinical-stage candidates are: (1) VCN-01 (zabilugene almadenorepvec), an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients); and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

About VCN-01

VCN-01 (zabilugene almadenorepvec) is a systemically administered oncolytic adenovirus designed to selectively and aggressively replicate within tumor cells and degrade the tumor stroma that serves as a significant physical and immunosuppressive barrier to cancer treatment. This unique mode-of-action enables VCN-01 to exert multiple antitumor effects by (i) selectively infecting and lysing tumor cells; (ii) enhancing the access and perfusion of co-administered chemotherapy products; and (iii) increasing tumor immunogenicity and exposing the tumor to the patient’s immune system and co-administered immunotherapy products. Systemic administration enables VCN-01 to exert its actions on both the primary tumor and metastases. VCN-01 has been administered to 142 patients to date in clinical trials of different cancers, including pancreatic ductal adenocarcinoma (in combination with chemotherapy), head and neck squamous cell carcinoma (with an immune checkpoint inhibitor), ovarian cancer (with CAR-T cell therapy), colorectal cancer, and retinoblastoma (by intravitreal injection). More information on these clinical trials is available at Clinicaltrials.gov.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding the potential of VCN-12 to significantly improve antitumor effects; the feasibility of VCN-01 intracranial administration for the potential treatment of brain tumors; and the further development of VCN-01 as a therapeutic option for patients with brain tumors ..These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s product candidates, including VCN-01 and VCN-12, demonstrating safety and effectiveness in clinical indications, as well as results that are consistent with prior results; the ability to confirm VCN-12 preclinical data in the clinical setting; the Company’s ability to reach clinical milestones when anticipated including enrolling the expected number of patients in each trial; the ability to complete clinical trials on time and achieve the desired results and benefits; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s products, developments by competitors that render such products obsolete or non-competitive, the Company’s ability to maintain license agreements, the continued maintenance and growth of the Company’s patent estate, the ability to continue to remain well financed, and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:
Kevin Gardner
LifeSci Advisors, LLC
kgardner@lifesciadvisors.com